Exhibit 99.1

Fluor Corporation	Brian Mershon/Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621/864.281.6976
469.398.7000

Geoff Telfer/Jason Landkamer
Investor Relations
469.398.7070/469.398.7222

News Release

FOR IMMEDIATE RELEASE

Sam Locklear Elected to Fluor’s Board of Directors

IRVING, Texas (Feb. 1, 2017) — Fluor Corporation (NYSE: FLR) announced today that Sam Locklear, president of SJL Global Insights LLC, and retired U.S. Navy Admiral, was elected to its board of directors effective Feb. 1, 2017. In addition, Joseph W. Prueher, who has served on Fluor’s board since 2003, has elected to retire effective May 3, 2017.

“The addition of Admiral Locklear to Fluor’s board of directors provides the company another top-tier advisor with a global business perspective and demonstrated leadership credentials,” said David Seaton, chairman and CEO of Fluor. “Locklear’s nearly four decades of global experience serving in the United States Navy will further enable and bolster Fluor’s strategy to become the integrated solutions provider of choice for its clients around the world.

“On behalf of Fluor Corporation and all of our colleagues, I would also like to thank Joseph Prueher for his more than 13 years of excellent service to our company,” Seaton said.  “He has provided our company with great value and has been a tremendous mentor to me personally.”

Locklear retired from the U.S. Navy in 2015 as a four-star admiral after 39 years, including 15 years as a flag officer. During his tenure, Locklear served as Commander for the U.S. Pacific Command, Commander of the U.S. Naval Forces Europe and Africa, and Commander of NATO’s Allied Joint Forces Command. He was ranked eleventh among the 100 most influential people in global defense issues by Defense News in 2013.

Locklear also serves on the board of directors for the National Committee on U.S. China Relations, the Advisory Board for the Center for Strategic and International Studies (CSIS) Sumitro Chair for Southeast Asia Studies, and as a senior advisor to the Center for Climate and Security.

Admiral Locklear graduated from the U.S. Naval Academy in 1977. He is a 1992 graduate of the National Defense University’s Industrial College of the Armed Forces and holds a master’s degree in Public Administration from George Washington University. He received numerous awards and decorations including the Defense Distinguished Service Medal, the Defense Superior Service Medal, Legion of Merit, Bronze Star and decorations from South Korea, the Philippines, Australia and France.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served our clients by delivering innovative and integrated solutions across the globe. With headquarters in Irving, Texas, Fluor ranks 155 on the FORTUNE 500 list with revenue of $18.1 billion in 2015 and has more than 60,000 employees worldwide. For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.

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